DESCRIPTION OF COMPENSATION ARRANGEMENTS FOR NON-EMPLOYEE DIRECTORS For the period between each annual meeting of shareholders (the “Board Year”), non-employee directors receive the following compensation: • an annual equity award of $195,000 granted in shares of State Street common stock; and • an annual retainer of $90,000, plus the following additional annual retainers: • Lead Director: $125,000; • Examining and Audit Committee Chair and Risk Committee Chair: $30,000; • Executive Compensation Committee Chair: $25,000; • Nominating and Corporate Governance Committee Chair and Technology Committee Chair: $20,000; and • Each member of the Examining and Audit Committee and each member of the Risk Committee, other than the Chairs: $20,000. Each retainer is payable at the director’s election in shares of State Street common stock or in cash. All awards of shares of State Street common stock are calculated based on the closing price of our common stock on the NYSE on the date of election (or the date of joining the Board, if later), rounded up to the nearest whole share. Annual retainers and annual equity awards are prorated for any director joining the Board after the beginning of the Board Year. Beginning with the eleventh Board meeting attended during the Board Year, each non-employee director is entitled to meeting fees of $1,500 per Board meeting attended, payable in cash. Pursuant to State Street’s Deferred Compensation Plan for Directors, directors may elect to defer the receipt of 0% or 100% of their (1) annual equity award, (2) retainers or (3) meeting fees. Directors who elect to defer the cash payment of their retainers or meeting fees may choose from four notional investment fund returns for such deferred cash. Deferrals of shares of State Street common stock are adjusted to reflect the hypothetical reinvestment in additional shares of State Street common stock for any dividends or distributions on State Street common stock. Deferred amounts will be paid (a) as elected by the director, on either the date of the director’s termination of service on the Board or on the earlier of such termination and a future date specified, and (b) in the form elected by the director as either a lump sum or in installments over a two- to five-year period. Non-employee directors are also entitled to reimbursement of expenses incurred as a result of attending Board and committee meetings. Non-Executive Chairman Compensation For Mr. Hooley’s 2019 service as a director and Chairman, he will receive a $250,000 cash retainer and a $250,000 equity award. The cash retainer will be payable on January 2, 2019, and the equity award will be made in shares of State Street common stock on the date of State Street’s 2019 annual meeting of shareholders based on the closing price of State Street’s common stock on the New York Stock Exchange on that date. The equity award is subject to Mr. Hooley’s re-election to the Board at the 2019 annual meeting. Mr. Hooley’s 2019 director compensation will be eligible for deferral under State Street’s Deferred Compensation Plan for Directors. He will serve as Chairman until December 31, 2019.